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Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        Serologicals Corporation, a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY as follows:

  1.
  The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation is hereby amended as follows: Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

    "The total number of shares of stock which the Corporation shall have authority to issue is 116,000,000 shares, of which 115,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and 1,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock")."

  2.
  The amendment to the Certificate of Incorporation of the Corporation set forth in Paragraph 1 above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Serologicals Corporation has caused this Certificate of Amendment to be signed by Philip A. Theodore, its Vice President, General Counsel and Corporate Secretary, this 12th day of May, 2005.

/s/ PHILIP A. THEODORE Philip A. Theodore Vice President, General Counsel and Corporate Secretary

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  Exhibit 3.1.2
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION